     As filed with the Securities and Exchange Commission on March 23, 2001
                                                       Registration No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                      -------------------------------------

                                    FORM S-8
                             Registration Statement
                                      Under
                           The Securities Act of 1933

                      -------------------------------------

                             USA TECHNOLOGIES, INC.
             (Exact Name of Registrant as Specified in its Charter)

 Pennsylvania                           7359                   23-2679963
(State or other            (Primary Standard Industrial     (I.R.S. Employer
jurisdiction of             Classification Code Number)    Identification No.)
incorporation or
organization)
                                200 Plant Avenue
                            Wayne, Pennsylvania 19087
              (Address of principal executive offices and zip code)

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                       FIELDMAN HAY & ULLMAN LLP AGREEMENT
                            (full title of the plan)

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                              George R. Jensen, Jr.
                             Chief Executive Officer
                             USA Technologies, Inc.
                                200 Plant Avenue
                            Wayne, Pennsylvania 19087
                                 (610) 989-0340
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                  Copies to:
                           Douglas M. Lurio, Esquire
                           Lurio & Associates, P.C.
                              One Commerce Square
                         2005 Market Street, Suite 2340
                             Philadelphia, PA 19103
                                 (215) 665-9300

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                         CALCULATION OF REGISTRATION FEE

 Title of                      Proposed          Proposed
Securities       Amount         Maximum           Maximum          Amount of
  to be           to be     Offering Price       Aggregate       Registration
 Offered       Registered    Per share (1)   Offering Price (1)     Fee(1)
 -------       ----------    -------------   ------------------    --------

Common Stock    200,000         $1.06           $212,000            $53.00

(1) Estimated solely for purposes of calculating the registration fee. Pursuant to Rule 457(h), the offering price is based upon the average of the bid and asked price for the Common Stock on the OTC Electronic Bulletin Board on March 21, 2001. The registration fee represents .000250 of the proposed maximum aggregate offering price.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

         The documents listed in (a) through (f) below are incorporated by reference in the Registration Statement and made a part hereof. All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.


         (a) The Registrant's annual report on Form 10-KSB for the fiscal year ended June 30, 2000;

         (b) The Registrant's current report on Form 8-K filed on July 24,
2000;

         (c) The Registrant's current report on Form 8-K filed on September 21, 2000;

         (d) The Registrant's Form 10-QSB Quarterly Report for the period ended September 30, 2000;

         (e) The Registrant's Form 10-QSB Quarterly Report for the period ended December 31, 2000; and

         (f) The Registrant's current report on Form 8-K filed March 14, 2001.

Recent Developments

         During the third quarter of fiscal year 2001, the Company continued to incur operating losses. The Company anticipates that operating losses will continue until sufficient revenue is generated from equipment sales and licensing fees from the Company's proprietary technology.


Item 4.  Description of Securities

         The Company is proceeding with the registration of 200,000 shares of Common Stock pursuant to an agreement with Fieldman Hay & Ullman LLP dated March 6, 2001. These shares are being issued for services rendered or to be rendered to the Company by Fieldman Hay & Ullman LLP.

         The Company is authorized to issue up to 62,000,000 shares of Common Stock, no par value ("Common Stock"), and 1,800,000 shares of undesignated Preferred Stock, 1,200,000 of which has been designated Series A Convertible Preferred Stock, no par value ("Series A Preferred Stock").

         As of December 31, 2000, there were 16,044,239 shares of Common Stock issued and outstanding.

         The foregoing amount does not reflect shares of Common Stock issuable by the Company upon the conversion of the Series A Preferred Stock or any accrued and unpaid dividends thereon. As of December 31, 2000, 554,444 shares of Series A Preferred Stock were issued and outstanding and are convertible into 554,444 shares of Common Stock. As of December 31, 2000, there were $4,194,492 of accrued and unpaid dividends on the Series A Preferred Stock which are convertible into 419,449 shares of Common Stock.

         The foregoing amount also does not include the Common Stock issuable upon the exercise of the remaining 67,000 1995 Warrants, 82,800 1996 Warrants, 4,000 1996-B Warrants, 1,500 1997 Warrants, 4,000 1998-A Warrants, 5,000 1998-B
Warrants, 4,000 1999-A Warrants, 1,844,550 1999-B Warrants, 100,000 Warrants held by affiliates and/or consultants to GEM Advisors, Inc., 1,200,000 shares of Common Stock issuable upon exercise of commitment warrants issued in connection with the private equity line of credit agreement in August 2000, 1,150,000 shares of Common Stock issuable upon exercise of the 2000-B Warrants issued in September 2000, or the 125,400 shares of Common Stock issuable to consultants upon exercise of warrants issued in August 1999, issued and outstanding as of December 31, 2000.

         As of December 31, 2000, 1,617,600 shares of Common Stock were issuable upon conversion of the 12% Senior Notes due December 31, 2001 and 15,200 shares of Common Stock were issuable upon conversion of the 12% Convertible Senior Notes due December 31, 2003. Subsequent to December 31, 2000, substantially all of the 12% Senior Notes due December 31, 2001 were exchanged for the 12% Convertible Senior Notes due December 31, 2003. As of the end of the exchange offering, 112,000 shares of Common Stock were issuable upon conversion of the 12% Senior Notes due December 31, 2001, and 5,379,200 shares of Common Stock were issuable upon conversion of the 12% Convertible Senior Notes due December 31, 2003. As of the date hereof, $280,000 principal amount of the 12% Senior Notes due December 31, 2001 remain outstanding.

         The foregoing amount also does not include the Common Stock issuable upon the exercise of the outstanding stock options or purchase rights to acquire Common Stock. As of December 31, 2000, there was a total of 11,740 Common Stock Purchase Rights outstanding at a price of $10.00 per share. As of December 31, 2000, there was a total of 1,184,767 options outstanding to purchase Common Stock at exercise prices ranging from $.50 to $5.00 per share, of which 1,094,769 were vested. Many of the options and purchase rights granted were issued at or above fair market value on the date of grant, and those that were issued below fair market value have resulted in an appropriate charge against earnings during the period the options were issued.

         The holder of each share of Common Stock is entitled to one vote on all matters submitted to a vote of the shareholders of the Company, including the election of directors. There is no cumulative voting for directors.

         The holders of Common Stock are entitled to receive such dividends as the Board of Directors may from time to time declare out of funds legally available for payment of dividends. No dividends may be paid on the Common Stock until all accumulated and unpaid cumulative dividends on the Series A Preferred Stock have been paid. Upon any liquidation, dissolution or winding up of the Company, holders of shares of Common Stock are entitled to receive pro rata all assets of the Company available for distribution, subject to the liquidation preference of the Series A Preferred Stock of $10.00 per share and any unpaid and accumulated dividends on the Series A Preferred Stock. Shareholders of the Company do not have any preemptive rights to subscribe for or purchase shares, obligations, warrants, or other securities of the Company.

Item 5.  Interests of Named Experts and Counsel

         Douglas M. Lurio, Esquire, President of Lurio & Associates, P.C, general counsel to the Company, serves as a Director of the Company. Mr. Lurio is the beneficial owner of 95,213 shares of Common Stock.

Item 6.  Indemnification of Directors and Officers

         Section 1746 of the Pennsylvania Business Corporation Law of 1988, as amended ("BCL"), authorizes a Pennsylvania corporation to indemnify its officers, directors, employees and agents under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their holding or having held such positions with the Company and to purchase and maintain insurance of such indemnification. The Company's By-laws substantively provide that the Company will indemnify its officers, directors, employees and agents to the fullest extent provided by Section 1746 of the BCL.

         Section 1713 of the BCL permits a Pennsylvania corporation, by so providing in its By-laws, to eliminate the personal liability of a director for monetary damages for any action taken unless the director has breached or failed to perform the duties of his office and the breach or failure constitutes self-dealing, willful misconduct or recklessness. In addition, no such limitation of liability is available with respect to the responsibility or liability of a director pursuant to any criminal statute or for the payment of taxes pursuant to Federal, state or local law. The Company's By-laws eliminate the personal liability of the directors to the fullest extent permitted by
Section 1713 of the BCL. The Company maintains a director and officer liability insurance policy covering each of the Company's directors and executive officers against certain liabilities, including liabilities under the Act.


Item 7.  Exemption from Registration Claimed

         Not applicable.


Item 8.  Exhibits

         The following Exhibits are filed as part of this Registration
Statement:

5        Opinion of Lurio & Associates, P.C.

10 Agreement between Fieldman Hay & Ullman LLP and USA Technologies, Inc. dated March 6, 2001
 .

23.1     Consent of Lurio & Associates, P.C. (included in the opinion filed as
         Exhibit 5 hereto.)

23.2     Consent of Ernst & Young LLP, Independent Auditors.

Item 9.  Undertakings

         The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually in the aggregate, represent a fundamental change in the information in the registration statement; and

            (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         Except that, subparagraph (i) and (ii) of this paragraph do not apply provided that the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the issuer under the Securities Exchange Act of 1934.

              (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be treated as a new registration statement relating to the securities offered herein, and shall treat the offering of such securities at that time as the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              (4) That for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wayne, Pennsylvania, on March 23, 2001.

                                    USA TECHNOLOGIES, INC.


                           By:      /s/ George R. Jensen, Jr.
                                    -------------------------------------
                                    George R. Jensen, Jr.,
                                    Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been duly signed below by the following persons in the capacities and on the date indicated.

         Signature                                   Title                                  Date
         ---------                                  -----                                  ----

/s/ George R. Jensen, Jr.                    Chairman of the Board                      March 23, 2001
---------------------------                  and Chief Executive Officer,
George R. Jensen, Jr.                        (Principal Executive Officer)


/s/ Stephen P. Herbert                       President, Chief Operating                 March 23, 2001
---------------------------                  Officer, Director
Stephen P. Herbert


/s/ Leland P. Maxwell                        Senior Vice President, Chief               March 23, 2001
---------------------------                  Financial Officer, Treasurer
Leland P. Maxwell                            (Principal Accounting Officer)


/s/ William W. Sellers
---------------------------                  Director                                   March 23, 2001
William W. Sellers



                                             Director                                   March __, 2001
---------------------------
Henry B. duPont Smith

                                             Director                                   March __, 2001
---------------------------
William L. Van Alen, Jr.

                                             Director                                   March __, 2001
---------------------------
Steven Katz


/s/ Douglas M. Lurio                         Director                                   March 23, 2001
---------------------------
Douglas M. Lurio

                                             Director                                   March __, 2001
---------------------------
Edwin R. Boynton



                                  EXHIBIT INDEX



Exhibit No.                Description
-----------                -----------

5                          Opinion of Lurio & Associates, P,C.

10                         Agreement between Fieldman Hay &
                           Ullman LLP and USA Technologies, Inc.
                           dated March 6, 2001

23.1                       Consent of Lurio & Associates, P,C.
                           (included in the opinion filed
                           as Exhibit 5 hereto)

23.2                       Consent of Independent Auditors